Calculation of Performance Information for Advertisement of Performance


The Registrant expects to use inception-to-date performance data in advertising, and as the Sub-accounts age, 1 year, 3 year, 5 year and 10 year figures. The Registrant also expects to use current and effective yield performance data in advertising the money-market type account.

Current and effective yield is to be calculated for a hypothetical contract and based on the performance of the money-market type Sub-account during the last seven days of the calendar quarter ending prior to the date of the advertisement. At the beginning of such period, the hypothetical Annuity is assumed to have a balance of one Unit in the money market-type Sub-account.

         (a) The current yield will be computed by determining the net change, exclusive of capital changes, in the value of the aforementioned Unit during the seven-day period, subtracting a hypothetical charge reflecting the charges against an Annuity, and dividing the difference by the value of the Unit at the beginning of the seven-day period to obtain a base period return, and then multiplying such base period return by (365/7) with the resulting yield figure carried to at least the nearest l00th of one percent.

         (b) The effective yield is determined by taking the base period return noted above and compounding by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result, according to the formula EFFECTIVE YIELD = [(BASE PERIOD RETURN + 1)365/7] - 1.

Standard and non-standard return will be calculated as of the end of each calendar quarter. The formulas for calculating standard and non-standard total return for periods of 1-year, 3 years and from inception-to-date are shown below. The formulas for periods of 5 and 10 years would follow the pattern for the 3 year period. As noted above, periods beyond inception-to-date will only be used when the Sub-accounts have aged sufficiently to use such performance figures.

Standard and non-standard return for the class of contracts with the maximum fees will always be shown. In addition, standard and non-standard return for classes of contracts where the maximum fees are not assessed may be shown, but only when the returns for the class with the maximum fees are also presented. The classes of contracts are as follows:

         Class I: Both the $25 set-up fee and the $30 annual maintenance fee are assessed. Class II: Only the $30 annual maintenance fee is assesed. Class III: No fees are assessed.

The formulas are as follows:

A.       Standard Total Return - 1 Year

         Standard Total Return for:

                  Class I = [(.995)(1 + x)(1 - y)] - 1; where:

                           x = Sub-account total return for the year ending on the last Valuation Period of the calendar quarter preceding the date of advertisement; and

                           y = .60% (Such percentage represents the assessment of the fees as a percentage of assets.)

                  Class II = [(1 + x)(1 - y)] -1; where:

                           x = Sub-account total return for the year ending on the last Valuation Period of the calendar quarter preceding the date of advertisement; and

                           y = .09% (Such percentage represents the assessment of the fees as a percentage of assets.)

                  Class III = x; where:

                           x = Sub-account total return for the year ending on the last Valuation Period of the calendar quarter preceding the date of advertisement;

B.     Non-standard Total Return - 1 Year

       Non-standard Total Return = x for all classes of contracts, where x is as defined in A, above.

C.     Standard Total Return - 3 Years

                  Class I = [(.995)(1 + x)(I - y)3 ]1/3 _ 1; where:

                           x = Sub-account total return for the three year period ending on the last Valuation Period of the calendar quarter preceding the date of advertisement; and

                           y = .60% (Such percentage represents the assessment of the fees as a percentage of assets.)

                  Class II = [(1 + x)(I - y)3 ]1/3 1; where:

                           x = Sub-account total return for the three year period year ending on the last Valuation Period of the calendar quarter preceding the date of advertisement; and

                           y = .09% (Such percentage represents the assessment of the fees as a percentage of assets.)

                  Class III = (1 + x) 1/3 - 1; where:

                           x = Sub-account total return for the three year period ending on the last Valuation Period of the calendar quarter preceding the date of advertisement;

D.     Non-standard Total Return - 3 Years

               Non-standard Total Return = (1 +x)1/3 . 1, for all classes of contracts, where x is as defined in C, above.

E.     Standard Total Return - Inception-to-date

                  Class I = [(.995)(1 + x)(I - y) T ] 365/N - 1; where:

                           x = Sub-account total return for the period beginning at inception and ending on the last Valuation Period of the calendar quarter preceding the date of advertisement; and

                           y = .60% (Such percentage represents the assessment of the fees as a percentage of assets.)

                  Class 11 = [(I + x)(I - y)T I365/N _1; where:

                           x = Sub-accounts total return for the period beginning at inception and ending on the last
                           Valuation Period of the calendar quarter preceding the date of advertisement; and

                           y = .09% (Such percentage represents the assessment of the fees as a percentage of assets.)



                  Class III = [(1 + x)]365/N _ 1; where:

                           x = Sub-account total return for the period beginning at inception and ending on the last Valuation Period of the calendar quarter preceding the date of advertisement; and

                  N = The number of days since inception.

                  T = The greatest integer in 365/N.

F.     Non-standard Total Return - Inception-to-date

       Non-standard Total Return (1 + x)365/N - 1; where x, N and T are defined as in E, above.